================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                  SCHEDULE TO-C
                                  (Rule 13e-4)
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                                ----------------
                           RUBICON MEDICAL CORPORATION
                       (Name of Subject Company (Issuer))
                                ----------------
                            NEMO I ACQUISITION, INC.
                          BOSTON SCIENTIFIC CORPORATION
                  (Name of Filing Person (Issuer and Offeror))
                                ----------------
                    Common Stock, Par Value $0.001 Per Share
                         (Title of Class of Securities)
                                ----------------
                                    78112Q103
                      (CUSIP Number of Class of Securities)
                                ----------------

              Lawrence J. Knopf                      Lawrence J. Knopf
        BOSTON SCIENTIFIC CORPORATION            NEMO I ACQUISITION, INC.
         One Boston Scientific Place            One Boston Scientific Place
      Natick, Massachusetts 01760-1537       Natick, Massachusetts 01760-1537
               (508) 650-8000                         (508) 650-8000

            (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)


                                    Copy to:
                               Clare O'Brien, Esq.
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                          New York, New York 10022-6069
                                 (212) 848-4000

                            Calculation of Filing Fee

================================================================================
  Transaction valuation                             Amount of filing fee
--------------------------------------------------------------------------------
         N/A                                                N/A
================================================================================
[_] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
                  Amount Previously Paid:  N/A                Filing Party:  N/A
                  Form or Registration No.:  N/A              Date Filed:  N/A
[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
[_]  third party tender offer subject to Rule 14d-1.
[X]  issuer tender offer subject to Rule 13e-4.
[_]  going-private transaction subject to Rule 13e-3.
[_]  amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]
================================================================================

                                  EXHIBIT INDEX

Exhibit
No.                     Description
---                     -----------

99.1 Joint Press Release issued by Boston Scientific Corporation and Rubicon Medical Corporation, dated April 14, 2005.